Exhibit 3.5

CERTIFICATE OF FORMATION

Of

VALVOLINE LLC

THIS CERTIFICATE OF FORMATION, dated February 23, 2016, is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Valvoline LLC.

2. The name and address of registered office in the State of Delaware is: The Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and address of the registered agent for service of process is: The Corporation Trust Company located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4. This Certificate of Formation shall be effective upon filing.

5. The existence of this limited liability company shall be perpetual.

6. This limited liability company is intended to be disregarded as an entity separate from its owner for US federal income tax purposes. No election shall be made pursuant to Treasury Regulation section 301.7701-3(c) for it to be classified as an association taxable as a corporation.

[Remainder of Page Intentionally Left Blank Signature Page Follows.]

IN WITNESS WHEREOF, Valvoline US LLC, Sole Member, has executed this Certificate of Formation as of the date first written above.

Valvoline LLC

By: Valvoline US LLC
Its: Sole Member

By: /s/ Julie M. O’Daniel
Name: Julie M. O’Daniel
Title: Authorized Person